EXHIBIT 5


                                                   January 12, 2000

Connecticut Water Service, Inc.
93 West Main Street
Clinton, Connecticut  06413-1600

     Re: Connecticut Water Service, Inc. Performance Stock Program REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen::

     We are counsel to Connecticut Water Service, Inc., a Connecticut corporation (the "Company"), and issue the following opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed offering by the Company of 250,000 additional shares of its Common Stock, without par value (the "Shares"), and related Preference Share Purchase Rights (the "Rights"), in connection with the Company's Performance Stock Program (the "Program").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended, and such other documents, corporate records, certificates of public officials and instruments as we have considered necessary or advisable for the purpose of this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as
copies.    We   have   not   independently  verified  such  information  or
assumptions.

     We are members of the Bar of the State of Connecticut and we express no opinion as to the law of any jurisdiction other than the laws of the State of Connecticut.

     Subject to the foregoing and based on such examination and review, we are of the opinion that:

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     1.  When the Registration Statement has become effective under the Act and the Shares have been issued and delivered against payment therefor in accordance with the applicable provisions of the Program, the Shares issued pursuant to the Program will be duly authorized, validly issued, fully paid and non-assessable.

     2. Assuming that the Rights Agreement, dated as of August 12, 1998, between the Company and State Street Bank and Trust Company ("State Street") has been duly authorized, executed and delivered by State Street, when the Registration Statement has become effective under the Act and the Shares have been validly issued and delivered as contemplated in the preceding paragraph, the Rights attributable to the Shares will be validly issued.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           DAY BERRY & HOWARD LLP




                                           By:  /s/ Michael F. Halloran
                                                Michael F. Halloran

MFH/JAC